Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)
Registration Statement (Form S-8 No. 333-280678) pertaining to the UniFirst Corporation 2023 Equity Incentive Plan;
(2)
Registration Statement (Form S-8 No. 333-177485) pertaining to the UniFirst Corporation 2010 Stock Option and Incentive Plan, and
(3)
Registration Statement (Form S-8 No. 333-203339) pertaining to the UniFirst Corporation Amended and Restated 2010 Stock Option and Incentive Plan;

of our reports dated October 29, 2025, with respect to the consolidated financial statements of UniFirst Corporation and subsidiaries, and the effectiveness of internal control over financial reporting of UniFirst Corporation and subsidiaries, included in this Annual Report (Form 10-K) of UniFirst Corporation for the year ended August 30, 2025.

/s/ Ernst & Young LLP

Boston, Massachusetts

October 29, 2025